UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	December 19, 2007

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, Sempra Energy’s Board of Directors has authorized Sempra Energy to expend up to $2 billion to repurchase shares of its Common Stock (or such greater amounts as may be necessary to purchase up to 40 million shares) at any time and from time to time through open market and negotiated transactions, structured purchase arrangements, tender offers and such other methods, and at such prices and upon such terms and conditions as may be determined by management.

On December 19, 2007, Sempra Energy entered into a Collared Accelerated Share Acquisition Program with Merrill Lynch International (“MLI”) under which Sempra Energy will expend $1 billion to purchase shares of its Common Stock. The program will begin on February 7, 2008 and may extend into the fourth quarter of 2008.

Sempra Energy will fund the program from the proceeds that it will receive upon the completion of the previously announced sale of its commodity-marketing businesses to a joint venture of Sempra Energy and The Royal Bank of Scotland.  The joint venture sale will be completed on the first of the month following the receipt of Federal Reserve Board approval now expected in January 2008.

 Under the program, on February 8, 2008 Sempra Energy will prepay $1 billion to MLI as the purchase price for shares of Sempra Energy Common Stock to be purchased from MLI in a share forward transaction.  The number of shares purchased (subject to minimum and maximum numbers of shares) will be determined by dividing the $1 billion purchase price by the arithmetic mean of the volume-weighted average trading prices of shares of Sempra Energy Common Stock for each day in a valuation period minus a fixed discount.  The valuation period will begin following the completion of a hedging period during which MLI will establish an initial hedging position in respect of its obligation to deliver shares under the program.  It will continue until the program is completed.

Sempra Energy’s outstanding shares used to calculate earnings per share will be reduced by the number of purchased shares as they are delivered to Sempra Energy, and the $1 billion purchase price will be recorded as a reduction in shareholders’ equity upon its prepayment.  Sempra Energy will receive a substantial portion of the minimum number of shares that will be purchased on the February 8, 2008 prepayment date and the balance of the minimum number at the end of the hedging period.  It will receive any additional shares purchased at the end of the valuation period.

 Sempra Energy may terminate the purchase program at its option at any time on or before February 5, 2008 and expects that it would do so if the joint venture sale of its commodity-marketing businesses has not been completed by that date.  The purchase program is subject to terms customary for similar programs, including provisions permitting adjustments to the length of the valuation and hedging periods, providing for the effect of extraordinary corporate transactions, and setting forth other circumstances under which the program may be terminated.

Upon completion of the program, Sempra Energy may from time to time make additional purchases of its shares under the remaining repurchase authorization of its Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: December 19, 2007	By: /S/ Joseph A. Householder
Joseph A. Householder Sr. Vice President and Controller